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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Tracy K. Lorenz Director of Investor Relations 847/585-3899

CAREER EDUCATION CORPORATION
ADOPTS STOCKHOLDER RIGHTS PLAN

        Hoffman Estates, Ill. (May 28, 2002)—Career Education Corporation (Nasdaq: CECO) today announced that its Board of Directors has adopted a Stockholder Rights Plan under which preferred stock purchase rights will be distributed at the rate of one Right for each outstanding share of the Company's common stock, to stockholders of record on June 11, 2002.

        "The Board adopted the new Plan to protect against future abusive takeover tactics such as partial tender offers and selective open market purchases," said John M. Larson, chairman, president and chief executive officer. "The Plan was not adopted in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort. The Plan is intended to assure that stockholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the Company. The Plan is similar to plans adopted by many publicly traded companies in recent years and is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders," Mr. Larson added.

        Generally, the Rights will not be triggered unless a person or group acquires 15% or more of the Company's outstanding common stock or announces a tender offer upon consummation of which such person or group would own 15% or more of the outstanding common stock.

        The Rights will expire in ten years unless earlier redeemed or terminated. The Company generally may amend the Plan or redeem the Rights at $0.001 per Right at any time prior to the time a person or group has acquired 15% of the Company's outstanding common stock.

        Additional detail regarding the Plan will be outlined in a summary to be mailed to all stockholders following the record date. A copy of the Rights Agreement will be filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A.

        Career Education Corporation (www.careered.com) is one of the world's largest providers of private, for-profit postsecondary education in the career-oriented disciplines of visual communication and design technologies, information technology, business studies and culinary arts. CEC operates 42 campuses throughout the United States, Canada, the United Kingdom and United Arab Emirates, and offers a full online program through AIU Online, its E-learning division. Total student population on April 30, 2002 was approximately 40,800 students.

        CEC colleges enjoy long operating histories and offer a wide variety of master's degree, bachelor's degree, associate degree and diploma programs. The CEC family includes American InterContinental University (six campuses), the International Academy of Design & Technology (eight campuses), the Katharine Gibbs Schools (nine campuses), Le Cordon Bleu Culinary Program North America (11 campuses) and other well-known educational institutions.

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  Exhibit 99.1